March 2, 2017

Board of Directors
Quantum Corporation
224 Airport Parkway, Suite 300
San Jose, California 95110

Re: Resignation from Board of Directors (the “Board”)

Dear Board Members:

Reference is made to that certain Agreement by and among Quantum Corporation (the “Company”) and the VIEX Entities (as identified therein) dated March 2, 2017 (the “Settlement Agreement”). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Settlement Agreement.

In accordance with Section 1(j) of the Settlement Agreement, I hereby immediately and irrevocably resign from the Board effective upon and simultaneously with the selection and appointment of the second New Director (the “Resignation”).

I hereby irrevocably waive any claim or potential claim arising from, or that may be deemed to arise as a result of, the Resignation constituting an event described in clause 4(d)(y)(i) of the definition of “Involuntary Termination” set forth in the Quantum Corporation Amended and Restated Change of Control Agreement dated December 3, 2015 (the “CoC Agreement”). For the avoidance of doubt, the foregoing waiver does not constitute a waiver of any other claim or right of the undersigned that may arise following the occurrence of the Change of Control (as defined in the CoC Agreement) that will result from the transactions contemplated by the Settlement Agreement.

The undersigned does hereby agree to take all such further actions, if any, as are necessary or advisable to effect this resignation.

The VIEX Entities are intended third-party beneficiaries of this Resignation.

Sincerely,

/s/ Jon W. Gacek
Jon W. Gacek

cc: Shawn Hall, General Counsel and Secretary